Exhibit 99.1

FIRST AMENDMENT TO VOTING TRUST AGREEMENT

This FIRST AMENDMENT TO VOTING TRUST AGREEMENT (this “Amendment”), dated as of May 7, 2009, is entered into by and among HRPT Properties Trust, a Maryland real estate investment trust (the “Company”), Six Plus Investment Partnership, L.P., a Delaware limited partnership (“Six Plus”), the individuals listed on Schedule A (the “Limited Partners” together with “Six Plus” shall collectively be referred to as the “Investors”) and Reit Management & Research LLC, a Delaware limited liability company (together with any successors, the “Voting Trustee”).

R E C I T A L S:

The Company, Six Plus and the Voting Trustee are parties to a Voting Trust Agreement, dated as of July 16, 2008 (the “Voting Trust Agreement”).

On or about February 4, 2009, pursuant to Section 13 of the Voting Trust Agreement, Six Plus transferred certain of its Shares to the Limited Partners in the amounts indicated on Schedule A.

The Company, the Investors and the Voting Trustee wish to amend the Voting Trust Agreement to allow the Investors additional flexibility to sell Shares to the public.

Terms used herein and not otherwise defined shall have the meanings given them in the Voting Trust Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and conditions contained herein, the parties hereto agree as follows:

1.	TERM; TERMINATION.

The Voting Trust Agreement is amended by deleting Section 9(b) in its entirety and substituting the following therefor:

(b)(i) The Trust may be terminated at any time with the prior written consent of the Voting Trustee and the Company and shall terminate upon a sale by Investors of the Shares to the public pursuant to a Resale Shelf Registration Statement (as defined in the Registration Rights Agreement between Company and Investor) or Rule 144 of the Securities Act, in which case the Trust will terminate only as to the Shares sold.

(ii) In order that the arrangements provided for in this Agreement not adversely limit the Investor’s ability to sell Shares to the public in accordance with section (b)(i) above, the Company will, upon timely notice (i.e. at least one Business Day prior to placing an order with a broker) from an Investor, take commercially reasonable action, including providing authorizations to its transfer agent and to the Voting Trustee, to facilitate the sale by such Investor of Shares to the public (and ordinary course settlements on sale orders) and to avoid delay in connection with such sale due to such arrangements.

(iii) In addition, an Investor who provides the Voting Trustee with notice of the intention to sell, may request that the Voting Trustee instruct the Company’s transfer agent to cause such Investor’s Shares to be transferred to the record ownership of such Investor upon delivery to the Voting Trustee of an Irrevocable Proxy in the form attached hereto as Exhibit A, duly executed by such Investor and a representation letter in the form attached hereto as Exhibit B.  If all the Shares transferred to the record ownership of such Investor shall not have been sold to the public within 180 days from the date of such transfer the Investor shall immediately re-deposit such Shares with the Voting Trustee and provide all required authorizations to the Company’s transfer agent.  A condition of the transfer to an Investor pursuant to this clause (iii) is that no transfer will be made by such Investor other than a sale to the public and any transfer other than a sale to the public shall be void ab initio.  The Investor shall pay all costs and expenses incurred by the Company in connection with the re-deposit of such Shares with the Voting Trustee and with any subsequent transfer to the Investor.

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IN WITNESS WHEREOF, the Investor, the Company and the Voting Trustee have signed this Agreement as of the date first written above.

HRPT PROPERTIES TRUST

By:	/s/ John A. Mannix
Name:	John A. Mannix
Title:	President

REIT MANAGEMENT & RESEARCH LLC

By:	/s/ John C. Popeo
Name:	John C. Popeo
Title:	Senior Vice President & CFO

SIX PLUS INVESTMENT PARTNERSHIP, L.P.,
a Delaware limited partnership

By:	SIX PLUS, INC.,
a Delaware corporation,
Its General Partner

By:	/s/ Andrew G.P. Hobbs, Jr.
Name:	Andrew G.P. Hobbs, Jr.
Title:	Managing Director

McCoy Weymouth

/s/ McCoy Weymouth

Eugene Weymouth, Jr.

/s/ Eugene Weymouth, Jr.

Knox S. Weymouth

/s/ Knox S. Weymouth

Deo duPont Hobbs

/s/ Deo duPont Hobbs

Andrew G. P. Hobbs

/s/ Andrew G.P. Hobbs

George Hobbs

/s/ George Hobbs

Samuel S. Hobbs

/s/ Samuel S. Hobbs

Schedule A

Name	No. of Shares

McCoy Weymouth	659,229

Eugene Weymouth, Jr.	336,374

Knox S. Weymouth	336,374

Deo duPont Hobbs	142,661

Andrew G. P. Hobbs	142,661

George Hobbs	142,661

Samuel S. Hobbs	142,662

Exhibit A

IRREVOCABLE PROXY

This proxy is given in connection with that certain Voting Trust Agreement, dated as of July 16, 2008, as amended on May 7, 2009 (as amended, the “Agreement”), by and among HRPT Properties Trust, a Maryland real estate investment trust (“HRPT”), Six Plus Investment Partnership, L.P., a Delaware limited partnership, and the individuals listed on Schedule A to the Agreement, including the undersigned (the “Investor”), and Reit Management & Research LLC, a Delaware limited liability company (together with any successors, the “Voting Trustee”).

The Investor, a beneficial owner of certain of the Deposited Shares (as defined in the Agreement), does hereby constitute and appoint the Voting Trustee as a proxy for the undersigned (the “Proxy”) with respect to the Deposited Shares so long as they are Record Shares (as defined herein) from time to time, with full power of substitution, to attend all meetings of the shareholders of HRPT, and any adjournments or postponements thereof, and to vote any and all Record Shares at any and all meetings of the shareholders, and any adjournments or postponements thereof, that are entitled to be voted at such meetings (or to act by written consent in lieu of any such meetings) in the discretion of the Proxy.

Any and all Deposited Shares that are transferred from time to time to the record ownership of the Investor in order to facilitate the resale of such Deposited Shares by the Investor as contemplated by the Agreement shall be “Record Shares” covered by this Proxy until sold by the Investor to the public.

The Investor hereby revokes all prior proxies with respect to the Record Shares, affirms that this proxy is coupled with an interest and is irrevocable for the term specified herein, and ratifies and confirms all that the Proxy may lawfully do or cause to be done by virtue hereof.  This proxy shall remain in full force and effect for the term of the Agreement and until all Record Shares are sold by the Investor to the public.

IN WITNESS WHEREOF, the undersigned has executed this Irrevocable Proxy under seal as of this        day of                   , 2009.

WITNESS:	INVESTOR:

Exhibit B

REPRESENTATION LETTER

Certain exhibits to this agreement have been omitted. HRPT Properties Trust agrees to furnish supplementally copies of any of the omitted exhibits to the Securities and Exchange Commission upon request.